Exhibit 10.8

EXHIBIT B

THE NOTE REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTUATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO PAR PACIFIC HOLDINGS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

THE NOTES ARE SUBJECT IN ALL RESPECTS TO THE RESTRICTIONS IN THE NOTE PURCHASE AGREEMENT.

PAR PACIFIC HOLDINGS, INC.

CONVERTIBLE SUBORDINATED BRIDGE NOTE

$[ ]	July 14, 2016

1. Principal Amount. For value received, PAR PACIFIC HOLDINGS, INC., a Delaware corporation (the “Maker”), promises to pay to the order of [                                ] (the “Payee”), the lesser of (i) the original principal amount of [                            ] Dollars ($[            ]) or (ii) the principal amount of this Convertible Subordinated Bridge Note (this “Bridge Note”) then outstanding, in each case accordance with the terms of this Bridge Note. Capitalized terms used herein shall have the meanings assigned to them in the Agreement referred to below unless otherwise indicated.

2. Interest. The Maker also promises to pay simple interest on the unpaid principal amount of this Bridge Note from the date hereof until this Bridge Note is paid in full at the per annum rate of two and one-half percent (2.50%). Interest on the unpaid principal amount of this Bridge Note shall be payable at maturity (whether by acceleration or otherwise), upon prepayment (to the extent accrued on the amount being prepaid), and after maturity (whether by acceleration or otherwise), on demand. Any amount of principal and/or interest hereof which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until said principal and/or interest amount is paid in full, at an interest rate of four and one-half percent (4.5%) per annum. Interest shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed. If at any time and for any reason whatsoever the interest rate payable shall exceed the maximum rate of interest permitted to be charged by the Payee to the Maker under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

3. Maturity Date. Subject to the conversion of this Bridge Note pursuant to Section 7, the entire outstanding and unpaid principal balance of this Bridge Note, plus any accrued and unpaid interest thereon, shall be due and payable on October 12, 2016 (the “Maturity Date”), except as provided in Section 4 below. The Maker agrees that it will pay to the Payee the entire principal balance of this Bridge Note then outstanding, together with all accrued and unpaid interest, if any, and all unpaid costs and expenses reimbursable pursuant to Section 10.2 of the Agreement, on or before the Maturity Date or the Extended Maturity Date (as defined below), if applicable.

4. Extension of the Maturity Date. In the event that the Rights Offering has been commenced, but has not closed, on or prior to the Maturity Date, the Maturity Date shall be automatically extended to November 14, 2016 (the “Extended Maturity Date”), and in consideration of, and in exchange for, such extension, Maker shall pay to Payee an extension fee of $[            ] (an amount equal to 0.25% of the principal amount of this Bridge Note), due and payable in cash and to be delivered on the Maturity Date. In the event that the Rights Offering has not commenced on or prior to the Maturity Date, the Maturity Date shall not be extended, this Bridge Note shall become convertible into Common Stock pursuant to Section 7(b) and Maker shall pay to Payee a fee of $[            ] (an amount equal to 7.55% of the principal amount of this Bridge Note) due and payable in cash and to be delivered on the Maturity Date.

5. Payments. Subject to conversion of this Bridge Note into Common Stock pursuant to Section 7(b), all payments of principal and interest in respect of this Bridge Note shall be made in lawful money of the United States of America no later than 3:00 PM Eastern Time on the date on which such payment is due by wire transfer of immediately available funds to the Payee’s account at a bank specified by the Payee in writing to the Maker from time to time. Except as set forth in Section 7(b), this Bridge Note may not be prepaid without the consent of Payee and any proposed prepayment of this Bridge Note shall be pari passu with all other outstanding Bridge Notes under the Agreement. Until notified in writing of the transfer of this Bridge Note in compliance with the terms and conditions of the Agreement, the Maker shall be entitled to deem the Payee, or such Person who has been identified by the Payee in writing to the Maker as the holder of this Bridge Note, as the owner and holder of this Bridge Note. Whenever any payment on this Bridge Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, provided that such extension of time shall not be included in the computation of the payment of interest on this Bridge Note.

6. Note Purchase Agreement. Maker issued this Bridge Note and each of the other Bridge Notes under a Note Purchase Agreement dated as of the date hereof (the “Agreement”), among Maker, the Payee and the other purchasers named therein. The terms of this Bridge Note and the other Bridge Notes include those stated in the Agreement. This Bridge Note and the other Bridge Notes are subject to all such terms, and Holders are referred to the Agreement for a statement of such terms.

7. Conversion.

(a) Definitions. As used in this Bridge Note, the following capitalized terms have the following meanings:

“Common Stock” means the common stock, $0.01 par value, of the Maker.

“Fundamental Change” means (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Maker, its wholly-owned Subsidiaries and the 2012 Long Term Incentive Plan and the SPP, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Maker’s common equity representing more than 50% of the voting power of the Maker’s common equity; and (ii) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Maker and its Subsidiaries, taken as a whole, to any Person other than a wholly-owned Subsidiary of the Maker; provided, however, that a transaction described in clause (B) in which the owners of all classes of the Maker’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (ii).

“Mandatory Conversion Price” means the Subscription Price per whole share of Common Stock in the Rights Offering as determined by the Company’s Board of Directors (regardless of whether the Rights Offering closes), subject to adjustment from time as described in Section 7(d); provided, however, that such Subscription Price will be (i) not greater than $15.00 and (ii) at a discount to the market price of the Common Stock at the close of trading on the date such Subscription Price is determined (or, if such determination is not made on a trading day, at the close of trading on the immediately preceding date on which the Common Stock is traded); provided, further, that in the event the Rights Offering has not been commenced prior to the Maturity Date, then the Mandatory Conversion Price shall be $15.00 per whole share.

“Subscription Price” means the exercise price of the subscription rights issued in the Rights Offering.

(b) Mandatory Prepayment and Conversion. The principal and accrued and unpaid interest on this Bridge Note, shall convert automatically into Common Stock upon the occurrence of the earlier of (i) the Maturity Date or, if the Maturity Date is extended as provided in Section 4, the Extended Maturity Date, and (ii) the closing of the Rights Offering. Upon the closing of the Rights Offering and prior to the mandatory conversion of this Bridge Note, all of the net proceeds from the Rights Offering shall first be applied to pay (x) any and all unpaid expenses incurred by the Payee in connection with or related to this Bridge Note pursuant to Section 10.2 of the Agreement pari passu with all other outstanding Bridge Notes, (y) all accrued and unpaid interest on this Bridge Note pari passu with all other outstanding Bridge Notes, and (z) the outstanding principal amount on this Bridge Note pari passu with all other outstanding Bridge Notes; and thereafter, to the extent not paid in cash with the net proceeds from the Rights Offering, all, but not less than all, of the outstanding aggregate principal amount plus accrued and unpaid interest, if any, on this Bridge Note shall convert into a number of shares of Common Stock (rounded up to the nearest whole share of Common Stock) equal to the quotient obtained by dividing (i) the amount of such outstanding aggregate principal amount plus accrued and unpaid interest through the date of the closing of the Rights Offering by (ii) the Mandatory Conversion Price. Upon the Maturity Date, or, if the Maturity Date is extended as provided in Section 4, the Extended Maturity Date, if the Rights Offering has not closed, all, but not less than all, of the outstanding aggregate principal amount plus accrued and unpaid interest, if any, on this Bridge Note shall convert into a number of shares of Common Stock (rounded up to the nearest whole share of Common Stock) equal to the quotient obtained by dividing (i) the amount of such outstanding aggregate principal amount plus accrued and unpaid interest through the date of the Maturity Date or the Extended Maturity Date, as applicable, by (ii) the Mandatory Conversion Price.

(c) Certificates. As promptly as practicable after the conversion of this Bridge Note and the issuance of the Common Stock, the Maker (at its expense) will issue and deliver a certificate or certificates evidencing the Common Stock to the Payee.

(d) Fundamental Change. If (i) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities, (ii) additional shares or new or different shares or other securities are distributed in respect of such shares of Common Stock (or any stock or securities received with respect to such Common Stock), through merger, consolidation, sale or exchange of all or substantially all of the assets of the Maker, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, spin-off or other distribution with respect to such shares of Common Stock (or any stock or securities received with respect to such Common Stock), or (iii) a Fundamental Change occurs, then in each case an appropriate and proportionate equitable adjustment shall be made to the Mandatory Conversion Price. The Maker shall provide the Payee with written notice of any Fundamental Change or any of the other changes in the Common Stock described in clause (i) or (ii) of this Section 7(d) no later than three (3) Business Days prior to the occurrence of such Fundamental Change or other change in the Common Stock. For the avoidance of doubt, there shall be no adjustment to the Mandatory Conversion Price as a result of the exercise of the subscription rights registered pursuant to the Rights Offering Registration Statement and the Rights Offering or upon the issuance of Common Stock upon conversion of the Existing Convertible Notes.

(e) Termination of Rights. All rights of the Payee with respect to this Bridge Note shall terminate upon the issuance of Common Stock upon the conversion of this Bridge Note, whether or not this Bridge Note has been surrendered. Notwithstanding the foregoing, the Payee agrees to surrender this Bridge Note to the Maker for cancellation as soon as is practicable following conversion of this Bridge Note.

(f) Share Conversion Limit. Notwithstanding anything herein to the contrary, the maximum number of shares of Common Stock issuable upon the conversion of this Bridge Note and any other Bridge Notes issued in connection with the Agreement (collectively, the “Bridge Notes Conversion Shares”), shall not exceed (i) 19.9% of the shares of Common Stock outstanding immediately prior to the date of the Agreement (before the issuance of the Bridge Notes Conversion Shares), (ii) 19.9% of the combined voting power of the voting securities of the Company outstanding immediately prior to the date of the Agreement (before the issuance of the Bridge Notes Conversion Shares), or (iii) such number of shares of Common Stock that would violate the applicable rules and regulations of the NYSE MKT (or other applicable trading market) without the prior approval of the Company’s stockholders, only to the extent required by such rules and regulations (each of the limitations described in clauses (i), (ii) and (iii), a “Share Conversion Limit”). In the event that the number of Bridge Notes Conversion Shares issuable under this Bridge Note and any other Bridge Notes issued in connection with the Agreement would exceed the Share Conversion Limit, then this Bridge Note and any other Bridge Notes issued in connection with the Agreement, or the applicable portions in excess the Share Conversion Limit (in each case on a pro rata basis), shall cease being convertible, and the Company shall instead repay such Bridge Note and such other Bridge Notes, or such applicable portions in excess the Share Conversion Limit (in each case on a pro rata basis), in cash.

8. No Security. This Bridge Note is a general unsecured obligation of the Maker.

9. Defaults and Remedies. The Agreement defines certain Events of Default. The Note Obligations may be accelerated following an Event of Default in the manner provided in the Agreement.

10. Waiver of Notice. The Maker hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

11. Officers and Directors Not Liable. In no event will any officer or director of the Maker be liable for any amounts due and payable pursuant to this Bridge Note.

12. Applicable Law. THIS BRIDGE NOTE WILL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE.

[Signature page follows]

IN WITNESS WHEREOF, the Maker has executed and delivered this Bridge Note as of the day and year first above written.

PAR PACIFIC HOLDINGS, INC.

By:

Name:

Title:

Signature page to Convertible Subordinated Bridge Note